SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release is entered into this 25th day of September, 2017 (the “Effective Date”) by and between: (a) Julio E. Rios, II, as well as any and all executors, administrators, personal representatives, heirs, family members, spouses, sureties, or other individuals claiming through Rios (“Rios”); and (b) Ferrellgas, Inc., and any and all current and former employees, managers, officers, directors, stockholders, members, shareholders, owners, partners, general partners, limited partners, governors, trustees, attorneys, agents, agencies, franchisees, franchisers, third-party administrators, insurers, servants, representatives, parent and subsidiary companies, predecessors and successors in interest, assigns, and related or affiliated entities of Ferrellgas, Inc., and all other persons, firms, or corporations with whom any of the former have been or may hereafter be affiliated (“Ferrellgas”), to settle any and all differences, disputes, grievances, claims, charges, and complaints, whether known or unknown, that the parties have or arguably may have against one another arising out of or in any way relating to Rios’s employment with Ferrellgas and/or the pending arbitration claims the parties have filed against each other, in Julio E. Rios, II and Jeremy H. Gamboa v. Ferrellgas, Inc., 01-16-005-4930, through the American Arbitration Association. In consideration for the covenants, conditions, and obligations set forth in this Settlement Agreement and Release, the parties agree as follows:

1.Release by Rios: Except as set forth in Paragraph 13 below, Rios hereby forever waives, releases, absolves, and discharges Ferrellgas, its current and former employees, managers, officers, directors, stockholders, members, shareholders, owners, partners, general partners, limited partners, governors, trustees, attorneys, agents, agencies, franchisees, franchisers, third-party administrators, insurers, servants, representatives, parent and subsidiary companies, predecessors and successors in interest, assigns, and related or affiliated entities, and all other persons, firms, or corporations with whom any of the former have been or may hereafter be affiliated, whether known or unknown, from any and all claims, charges, demands for relief, or causes of action, whether known or unknown, arising out of or in any way relating to Rios’s employment with Ferrellgas, including but not limited to any acts or omissions of any of the foregoing entities or individuals occurring at any time before or as of the date of Rios’s execution of this Settlement Agreement and Release arising from acts or omissions predating the execution of this Agreement, as well as any future claims now and forever. This Release includes, but is not limited to, the following claims: breach of contract; workers’ compensation retaliation; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended (“ADEA”); the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Federal Employers Liability Act, 45 U.S.C. § 51 et seq.; the Fair Labor Standards Act, Texas (or any other) state law; or any claims for discrimination, retaliation, harassment, hostile work environment, breach of contract, intentional or negligent infliction of emotional distress, defamation, interference with contract, unpaid wages, unjust enrichment, or any other cause of action based on federal, state, or local law or the common law, whether in tort or in contract.
2.    Release by Ferrellgas: Ferrellgas hereby forever waives, releases, absolves, and discharges Rios, his agents, attorneys, servants, representatives and any companies or entities in which he is a trustee and/or controlling shareholder from any and all claims, charges, demands for relief, or causes of action, whether known or unknown, arising out of or in any way relating to Rios’s employment with Ferrellgas, including but not limited to any acts or omissions of Rios occurring at any time before or as of the date of Rios’s execution of this Settlement Agreement and Release arising from acts or omissions predating the execution of this Agreement, as well as any future claims now and forever.
3.    Covenant Not to Sue: The parties further agree that they will not institute any legal or administrative proceeding against the other as to any matter arising out of or in any way relating to Rios’s employment with Ferrellgas (except as necessary to enforce this Agreement, including any surviving rights or obligations pursuant to Paragraphs 12 or 13 below). If either party violates this covenant, the party shall be liable to the other for reasonable attorneys’ fees and other litigation costs incurred in defending against such a lawsuit.
4.    Payment: As contemplated by this Settlement Agreement and Release, and in exchange for the agreements and obligations in it, Ferrellgas shall pay Rios a total of Seven Hundred Twenty-Five Thousand Dollars and No cents ($725,000.00).
5.    Satisfaction and Indemnification As To Liens: Rios acknowledges that if any liens exist against the sums paid pursuant to this Settlement Agreement and Release, all such liens are the sole obligation and responsibility of Rios, and he agrees to fully satisfy them. Rios acknowledges and agrees that he will indemnify, defend, and hold Ferrellgas harmless from and against any and all claims, demands, obligations, actions, causes of action, fees, attorneys’ fees, damages, costs, and expenses associated with any lienholder’s claim or action.
6.    Reliance Solely On Own Counsel: In entering into this Settlement Agreement and Release, the parties have relied upon the legal advice of their attorneys, who are the attorneys of their choice, and agree that the terms of this Settlement Agreement and Release have been read by them and explained to them by said attorneys, and that those terms are fully understood and voluntarily accepted by them. This Settlement Agreement and Release has been negotiated by the parties through their respective counsel. The parties warrant, represent, and agree that they are not relying on the advice of the other party, or anyone associated with the other party, as to the income tax or other consequences of this Settlement Agreement and Release. Rios acknowledges and agrees that Ferrellgas has not made any representations to him as to the taxability or nontaxability of the payments to be made pursuant to paragraph 4 of this Settlement Agreement and Release. Rios further acknowledges and agrees that he shall be solely responsible for the payments of any taxes and/or penalties that may be assessed against him by any taxing authority in connection with the payments made by Ferrellgas pursuant to this Settlement Agreement and Release and Rios agrees to indemnify and hold Ferrellgas harmless from any taxes or penalties assessed by any taxing authority against Ferrellgas in connection with the payments made under this Settlement Agreement and Release.
7.    Dismissal of the Arbitration: The Parties agree that they will work together and promptly submit the required materials to resolve, dismiss, and close the parties’ pending arbitration with prejudice upon payment of the amounts described in paragraph 4.
8.    Fees and Costs: Each party shall bear all attorneys’ fees, costs and expenses arising from the actions of the party’s own counsel in connection with the arbitration, this Settlement Agreement and Release, and the matters and documents relating hereto, including the filing of any required dismissal pleadings.
9.    Distribution of Settlement Proceeds: Rios and his attorneys are solely responsible for distribution of all settlement proceeds in accordance with state law, federal law, the order of the Panel or a Court, and the agreement between Rios and his counsel.
10.    Confidentiality: No party shall originate any publicity, news release, or other such general public announcement or make any other disclosure to any third party regarding the terms of this Agreement without the express written consent of the other party. (The foregoing provision is not intended to limit communications deemed reasonably necessary or appropriate by a party to its affiliates, employees, shareholders, directors, officers, accountants, auditors, and legal counsel). Notwithstanding the foregoing provision, the parties shall not be prohibited from making any disclosure or release that is required by law, court order, applicable regulation; or is required for any pending litigation, including, but not limited to, the case Eddystone Rail Company, LLC v. Bridger Logistics, LLC et. al., Civil Action No. 2:17-cv-00495-RK, pending in the United States District Court for the Eastern District of Pennsylvania (the “Eddystone Case”); or is considered necessary by counsel to fulfill an obligation under securities laws or the rules of the New York Stock Exchange or other applicable stock exchange or to protect any intellectual property right in any territory. The parties agree that, with regard to any required disclosure to the Securities and Exchange Commission regarding this Agreement or the fact that it is made on or around the Effective Date, prior notice to the other parties shall not be required.
11.    No Admission Of Liability: The parties acknowledge and agree that this Settlement Agreement and Release is entered into as a compromise to avoid the time, trouble, and expense of litigating the claims at issue in the arbitration, and the parties acknowledge and agree that the terms and conditions set forth in this Settlement Agreement and Release should not be construed as an admission of liability by either party.
12.    Entire Agreement (With Exceptions): This Settlement Agreement and Release has been jointly prepared by the parties, and all parties had input into their content before execution. Except as described in this paragraph, any and all prior agreements, either written or oral, that are not embodied in this Settlement Agreement and Release are of no force and effect. This Settlement Agreement and Release shall not be modified or amended except by an instrument in writing signed by all of the parties to this release. Except as described in this paragraph, there are no promises, terms, conditions, or obligations other than those contained in the Settlement Agreement and Release.
All post-employment contractual obligations still in effect remain in effect according to their terms, including but not limited to the following:

•	Paragraph 21 (Survival of Agreement) and Paragraph 11 (Assistance with Claims) of Rios’ Employment Agreement;

•	Non-Competition Agreement (in its entirety);

•	Purchase & Sale Agreement (to the extent it has any post-sale obligations on Mr. Rios, such as Section 6.10 (Non-Competition; Non-Solicitation)); and

•	Indemnification.

13.    Survival of Ferrellgas’ Indemnification and Advancement Obligations. Ferrellgas acknowledges and affirms (1) the indemnification and advancement obligations owed by it to Rios pursuant to Ferrellgas’, its affiliates’, and its subsidiaries’ organization documents, including (without limitation) Ferrellgas’s Third Amended and Restated Agreement of Limited Partnership and (2) Rios’ right to coverage under certain Director & Officer policies maintained by Ferrellgas and Bridger, LLC (collectively, the “Advancement and Defense Obligations).” Ferrellgas and its subsidiaries and affiliates expressly agree that these Advancement and Defense Obligations survive this Settlement Agreement in total, including (without limitation) Ferrellgas’ Advancement and Defense Obligations owed to Rios in connection with the Eddystone Case. Further, the parties agree that the releases by Rios set forth in Paragraph 1 above do not apply to, amend, revise, release, or affect in any other way Ferrellgas’ Advancement and Defense Obligations, which remain in full force and effect per their existing terms.
14.    Enforceability: This Settlement Agreement and Release is contractual and not a mere matter of recital. All remedies at law or in equity shall be available for the enforcement of this Settlement Agreement and Release. This Settlement Agreement and Release may be pleaded as a full bar to the enforcement of any claims a party, or anyone making a derivative claim through a party, has or may have against the other party arising out of Rios’s employment. In the event of any lawsuit seeking to enforce the terms of this Agreement, the prevailing party shall be entitled to the party’s attorneys’ fees and costs.
15.    Severability: If, after the date hereof, any provision or paragraph of this Settlement Agreement and Release is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable. In lieu thereof, there shall be added a provision as similar in terms to such illegal, invalid and unenforceable provision as may be possible and be legal, valid and enforceable.
16.    Applicable Law: This Agreement shall be interpreted and construed in accordance with the laws of the State of Kansas and any disputes regarding this Agreement shall be brought in a state district court of Kansas or in the United States District Court for the District of Kansas.
17.    Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as upon their heirs, next of kin, executors, administrators, successors, and assigns.
18.    Acknowledgments: Rios hereby acknowledges and agrees:

A.	That he understands all of this Settlement Agreement and Release and the effect of him signing this Settlement Agreement and Release; and

B.	That he is waiving rights and claims in exchange for consideration to which he is not otherwise entitled; and

C.
THAT HE SIGNS THIS SETTLEMENT AGREEMENT AND RELEASE AS HIS OWN FREE ACT AND DEED, WITHOUT ANY COERCION OR DURESS, AND THAT HE HEREBY RELEASES THE RIGHTS AND CLAIMS SET FORTH ABOVE IN EXCHANGE FOR THE CONSIDERATION SET FORTH IN THIS SETTLEMENT AGREEMENT AND RELEASE TO WHICH HE WOULD NOT OTHERWISE BE ENTITLED.

/s/ Julio E. Rios, II    9/25/2017
Julio E. Rios, II                Date

/s/ Trenton D. Hampton    9/25/2017
On Behalf of Ferrellgas, Inc. (Name)     Date

__SVP___________________________ _______
Title

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